SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 9, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32878	75-2896356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 214-765-1100

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Penson Worldwide, Inc. (the “Company”) appointed Mr. Robert S. Basso as an independent member of the Board of Directors of the Company effective February 9, 2012. Mr. Basso will serve as a Class III Director. Class III Directors will stand for election at the 2014 annual meeting of the Company’s stockholders. Mr. Basso has also been appointed to the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors of the Company. As a non-employee member of the Board of Directors, Mr. Basso will be eligible to participate in the Company’s existing compensation arrangements for directors, as described in the Company’s most recent proxy filing, including an initial equity grant pursuant to the Director Automatic Grant Program of the Company’s Amended and Restated 2000 Stock Incentive Plan. On February 10, 2012, the Company issued a press release related to the appointment of Mr. Basso.

Effective on February 9, 2012, Dr. James S. Dyer resigned as a member of the Board of Directors of the Company. Dr. Dyer’s decision was not because of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On February 10, 2012, the Company amended the compensation letter between the Company and Andrew B. Koslow, the Company’s executive vice president and general counsel. The amendment provides that Mr. Koslow will receive twelve months’ salary (i) in the event he is terminated by the Company without cause or (ii) if he terminates his employment with the Company for good reason, in each case as such terms are defined in the amendment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated February 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLDWIDE, INC.

Date: February 10, 2012	/s/ Philip A. Pendergraft
Name: Philip A. Pendergraft Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 10, 2012